EXHIBIT (P)(3)

BARCLAYS GLOBAL INVESTORS, N.A.
 And its Subsidiaries:
 BARCLAYS GLOBAL INVESTORS USA
 BARCLAYS GLOBAL FUNDS ADVISORS
 BARCLAYS GLOBAL INVESTORS SERVICES

CODE OF ETHICS

Barclays Global Investors, N.A. and its subsidiaries Barclays Global Funds Advisors (BGFA), Barclays Global Investors USA (BGIUSA), and Barclays Global Investors Services (BGIS), collectively referred to as "BGI", have adopted the following Code of Ethics, intended to prevent their officers, directors, and employees from engaging in any fraudulent or manipulative acts with respect to accounts managed or advised by BGI as set forth in SEC 17 CFR 270 Rule 17j-1, SEC 17 CFR 275 Rule 204-2 and OCC Regulation 12 CFR 12.7.

I. INTRODUCTION

The continued success of BGI depends on its relationships with its customers and on its well-deserved reputation as an institution grounded in a tradition of integrity and ethical conduct in all of its dealings. Maintaining this high standard and BGI's reputation in today's regulatory and business climate requires strict observance of ethical behavior, fiduciary duty to clients, legal obligations created by federal securities laws, and specific contractual undertakings by BGI, such as confidentiality agreements. This Code of Ethics emphasizes the overall importance of adhering to professional and ethical conduct and provides specific policies and, in certain instances, procedures to help employees meet BGI's contractual, ethical, and statutory obligations.

This Code of Ethics is provided to every BGI employee upon beginning employment, and is freely available to employees via BGI's internal communications website. All BGI employees are required to report known violations of the Code of Ethics to the Chief Compliance Officer. The US Compliance Group (USCG) reports violations of the Code to the US Risk and Compliance Committee.

BGI EMPLOYEES WHO VIOLATE THESE POLICIES AND PROCEDURES MAY BE SUBJECT TO DISCIPLINARY ACTION UP TO AND INCLUDING DISMISSAL.

II. CONFIDENTIALITY AND INFORMATION BARRIER POLICY

Beyond simply complying with the letter of the law, employees are expected to understand and observe the highest professional and ethical standards in conducting BGI's business. All BGI employees have a duty to respect the confidential nature of information received from customers and to use that information only for the purpose for which it is provided, whether or not that information is inside information and regardless of the basis on which confidentiality is required, whether statutory requirements, ethical considerations, or contractual obligations.

Maintaining strict standards with respect to the confidentiality of information enables BGI to (a) preserve its reputation for corporate integrity, (b) maintain compliance with federal securities laws, and (c) reduce the occurrence of conflicts of interest between BGI offices or groups, and between separate operating entities of Barclays plc.

In certain areas Information Barriers have been established to ensure that employees have adopted procedures to safeguard the confidentiality of information. An Information Barrier is a barrier that controls or restricts the flow of confidential information; it is essentially a system or set of procedures designed to segregate information and to prevent the communication of that information between certain people or operating areas. An Information Barrier may need to be in place constantly or only at certain times. An Information Barrier may be located between various operating areas, between divisions, between teams within a division and even, temporarily, between staff who are on the same team but assigned to different accounts. The existence and proper maintenance of Information Barriers allows BGI to serve the needs of customers who have competing interests and reduces the occurrence of conflicts of interest within BGI as well as the possibility of abuse of inside information.

To maintain confidentiality, the following procedures should be observed by all employees at all times:

1. Never communicate confidential information to anyone outside BGI except for communications with auditors, approved counsel, or other experts who have been specifically engaged for certain matters. Communicate confidential information inside BGI only on a need-to-know basis.

2. Do not communicate confidential information through an Information Barrier unless permission is obtained from the appropriate manager or the US Compliance Officer.

3. Never discuss confidential information in a public place such as an elevator, a restaurant, or a hallway.

4. Always log off your computer before leaving the area for any length of time and at the end of the day.

5.    Use systems and information solely for authorized activities.

6. Notify a supervisor of any unauthorized use or misuse of the system or information or any activity that appears questionable.

7.    Maintain the secrecy of passwords and other system access identification.

8. Prevent others from using a terminal to which another employee has logged on until that employee has logged off.

9. Keep documents and papers containing confidential information in locked file cabinets or other secured facilities. Do not leave papers and documents containing confidential information exposed on desks or cabinets.

III. DEFINITIONS

The following definitions apply to the IV. Insider Trading and V. Trading Activities sections.

o     "Access Person" means:

      (i)   Any supervised person:
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            (A)   Who has access to nonpublic information regarding any clients'
                  purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

            (B) Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. (ii) All directors, officers and partners of BGI are considered Access Persons.

o "Automatic investment plan" means a program in which regular period purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

o "Discretionary transaction" is a transaction in a reportable fund that is made voluntarily by an employee. It includes voluntary purchases and sales; it does not include automatic contributions to retirement accounts, changes to allocation instructions for future contributions, or changes to an automatic contribution amount.

o "Employee" includes any US director, officer, and employee of BGI, his/her spouse, domestic partner, minor children, a relative who shares the employee's home, and other persons by reason of any contract, arrangement, understanding, or relationship that provides the employee with sole or shared voting or investment powers.

o "Federal securities laws" means the Securities Act of 1933 (15 USC 77a-aa), the Securities Exchange Act of 1934 (15 USC 78a-mm), the Sarbanes-Oxley Act of 2002 (Pub.L. 107-204, 116 Stat. 745 (2002)), the
      Investment Company Act of 1940 (15 USC 80a), the Investment Advisers Act of 1940 (15 USC 80b), Title V of the Gramm-Leach-Bliley Act (Pub.L. No. 106-102, 113 Stat. 1338 (1999)), any rules adopted by the Securities and Exchange Commission (the "Commission") under any of these statutes, the Bank Secrecy Act (31 USC 5311-5314; 5316-5332) as it applies to funds and investment advisers, any rules adopted thereunder by the Commission or the Department of the Treasury.

o "Fund" means an investment company registered under the Investment Company Act, and also includes commingled funds and private placement funds.

o "Initial public offering" or "IPO" means an offering of securities registered under the Securities Act of 1933 (15 USC 77a), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 (15 USC 78m or 78o(d)).

o "Limited offering" or "private placement" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) (15 USC 77d(2) or 77d(6)) or pursuant to ss.ss.230.504, 230.505, or 230.506 of this chapter.

o "Personal Account" includes any securities account or portfolio in which securities are held for the employee, in which the employee has a direct or indirect monetary interest. The term encompasses benefit accounts, including IRA and 401(k) accounts, in which individual securities or reportable funds can be purchased or sold.

o "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

o "Reportable fund" means: (i) Any fund for which BGI serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (15 USC 80a-2(a)(20)); or (ii) Any fund whose investment adviser or principal underwriter controls BGI, is controlled by BGI, or is under common control with BGI. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940 (15 USC 80a-2(0a)(9)).

o "Reportable security" includes securities and units of commingled funds. It does not include:

      (i)   Direct obligations of the Government of the United States;
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      (ii)  Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, include repurchase agreements;

      (iii) Shares issued by money market funds;

      (iv) Shares issued by open-end '40 Act funds other than reportable funds; and

      (v) Shares issued by unit investment trusts that invested exclusively in one or more open-end funds, none of which is a reportable fund.

o "Security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security" or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

o "Supervised person" means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

IV. INSIDER TRADING

All employees must comply strictly with federal and state securities laws, both in transactions on behalf of BGI and in their own personal transactions. Such securities laws prohibit trading on material non-public information ("insider trading") and communicating such information to others who may trade on it ("tipping").

What constitutes material non-public information ("inside information") is determined on the basis of all pertinent circumstances. First, the information must be material. Material information is generally defined as (i) information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or (ii) information that is reasonably certain to have a substantial effect on the price of a company's securities. Second, the information must be non-public. Information that has been communicated to the marketplace is generally public and therefore not inside information. For example, information found in a filing or a report made with the Securities and Exchange Commission or appearing in newspapers, industry journals, financial newsletters, or other publications would be considered public. Information obtained by word-of-mouth or through rumors would not necessarily be public. Information that is known only inside a company or to a limited number of outsiders such as accountants, bankers, financial advisors, or attorneys, is not public.

The following information will generally be inside information if not publicly known: (a) information concerning a company's business, financial matters, and management, such as changes in earnings or dividends, significant technical achievements, important discoveries of natural resources, the obtaining or losing of major contracts, or changes in management; and (b) information concerning a company's securities, including the market for a security or its terms, such as a prospective tender offer, merger or acquisition, prospective block trade, prospective private placement or public offering, impending stock dividend or stock split, or proposed recapitalization.

A BGI employee possessing any of the types of inside information described above would be guilty of tipping if he or she communicated the Information, or even a simple recommendation to buy or sell the securities of the company, to another person and the other person did indeed purchase such securities as a result of such tipping. Similarly, an employee possessing inside information would be guilty of insider trading if he or she bought or sold securities for his or her personal account, or for a BGI fund or client account, based on that inside information.

V. TRADING ACTIVITIES

A. PROHIBITED TRADING ACTIVITIES FOR ALL EMPLOYEES

   1. INSIDER TRADING

All employees are prohibited from engaging in insider trading or tipping, as described in Section IV.

   2. PARALLEL TRADING, FRONT RUNNING AND SHADOWING RESTRICTIONS

All employees are prohibited from parallel trading, front running, and shadowing in their personal securities transactions. Shadowing and parallel trading occur when an employee observes a BGI trade or trading pattern and places the same (or similar) trade in his/her account, or passes the information to others inside or outside of the company. Front running occurs when an employee uses, or passes to others who use, advance knowledge of a BGI trade in order to enter into a personal transaction in the same security ahead of or behind BGI's order and thereby capitalize on the impact of the BGI order.

B. RESTRICTED TRADING ACTIVITIES FOR CERTAIN EMPLOYEES

   1. TRADING IN BARCLAYS PLC SECURITIES AND SECURITIES UNDERWRITTEN BY BARCLAYS' AFFILIATES

All members of the Board of Directors of BGI, employees reporting directly to BGI's Chief Financial Officer, and all employees within the U.S. and Global Finance Groups are prohibited from trading in the securities of Barclays plc during the period from the end of the accounting year or half year until the relevant results are announced, i.e., from January 1 to the preliminary results announcement in February, and from July 1 to the interim results announcement in August. During other times, these individuals must pre-clear trades in Barclays plc securities in accordance with the Barclays plc policy.

C. PERSONAL TRADING REQUIREMENTS FOR ALL EMPLOYEES

   1. INITIAL CERTIFICATION

Upon joining BGI, new employees must certify in writing that that they acknowledge receipt of this Code of Ethics, and understand and agree to abide by BGI's personal trading requirements, restrictions, and prohibitions.

   2. PERIODIC CERTIFICATION

Annually, and in the event of any amendment to the Code of Ethics, all employees must certify in writing that that they acknowledge receipt of this Code of Ethics, and understand and are in compliance with BGI's personal trading requirements, restrictions, and prohibitions.

Annually, all employees must provide a list of their personal accounts and securities holdings that is no more than 45 days old at the time the certificate is provided, containing the information described in Appendix A.

   3. DESIGNATED BROKERS

Employees may hold brokerage accounts only at broker-dealers that have been identified by BGI as Designated Brokers. New employees are required to move all non-conforming accounts to accounts at one or more Designated Brokers. The list of Designated Brokers is reviewed from time to time.

Employees may apply to the USCG for an exemption to the Designated Brokers requirement. Employees receiving exemptions must request their broker-dealers to provide duplicate confirmations and statements to the USCG on an ongoing basis.

The Designated Brokers requirement does not apply to (1) automatic investment plan accounts or (2) accounts holding only proprietary mutual funds or reportable funds that cannot be used to purchase or sell securities.

   4. 60-DAY HOLDING PERIOD

All employees are required to hold securities, including options and futures, for a minimum of 60 days, to avoid short-term trading practices. The USCG may approve exceptions to the 60-day holding period in certain limited circumstances.

   5. PRE-CLEARANCE PRIOR TO TRANSACTIONS IN IPOS, PRIVATE PLACEMENTS, OPTIONS, FUTURES, AND SHORT SALES

All employees must obtain pre-clearance for transactions in IPOs, private placements, options, futures, and short sales. Pre-clearance requires approval from both the USCG and a designated approving manager. The manager will verify that there are no pending trades in the particular security. Pre-clearance authorization for options, futures, or short sales is valid until the next day's closing of the relevant market.

   6. BLACKOUT PERIODS

Some or all employees may be restricted from trading securities in selected indexes during a designated "blackout" period while the specific index is undergoing a major scheduled reconstitution. The USCG notifies employees of the blackout periods.

D. PERSONAL TRADING REQUIREMENTS FOR ACCESS PERSONS AND NON-ACCESS PERSONS

Access Persons are employees who have material and timely access to BGI's trading and holdings data. Non-Access Persons do not have any such access, and are not considered Access Persons. If one person in a Management Reporting Center (MRC) is an Access Person by nature of his or her position, the other people in the MRC will also be designated as Access Persons.

The USCG is responsible for identifying BGI's Access Persons and notifying them of their status when they join BGI and when MRC and other status changes are made.

Temporary employees, including contractors, temps, and interns (collectively "contractors"), become subject to the Code of Ethics on their 91st day of association with BGI, calculated on a rolling 12-month basis. Contractors are considered Non-Access Persons. They are not required to move their accounts to a Designated Broker, but are subject to all other personal trading and reporting requirements for Non-Access Persons.

   1. REQUIREMENTS FOR ACCESS PERSONS

Access Persons must provide to the USCG a report of accounts and holdings in securities and reportable funds within 10 days of becoming an Access Person. The information in the report must be current as of no more than 45 days prior to the date of becoming an Access Person, and must contain the information listed in Appendix A to this Code of Ethics. An Access Person who receives an exemption to open a new account at a non-Designated Broker (as set forth in Section V.C.3), must provide the same information within 30 days of opening the account.

Access Persons must also report to the USCG all transactions in securities, and discretionary transactions in reportable funds, within 30 days of the end of each calendar quarter. The report must be in the form described in Appendix A to the Code of Ethics.

Access Persons are not required to report holdings or transactions in securities or reportable funds held in accounts of which they do not have direct or indirect influence or control, transactions effected pursuant to an automatic investment plan, or transactions reported in brokerage trade confirmations or account statements that are provided to the USCG no later than 30 days after the end of the applicable calendar quarter.

In addition to the requirement that all employees pre-clear transactions in IPOs, private placements, options, futures, and short sales, Access Persons must pre-clear transactions in equities and bonds. Pre-clearance for reportable funds is not required.

   2. REQUIREMENTS FOR NON-ACCESS PERSONS

Non-Access Persons must provide to the USCG a report of accounts and holdings in securities within 20 days of becoming a Non-Access Person. The information in the report must be current as of no more than 45 days prior to the date of becoming a Non-Access Person, and must contain the information listed in Appendix A to this Code of Ethics. A Non-Access Person who receives an exemption to open a new account at a non-Designated Broker (as set forth in Section V.C.3), must provide the same information within 30 days of opening the account.

Non-Access Persons must also report to the USCG all transactions in securities within 30 days of the end of each calendar quarter. The report must contain the information listed in Appendix A to the Code of Ethics.

Non-Access Persons are not required to report holdings or transactions in securities held in accounts of which they do not have direct or indirect influence or control, transactions effected pursuant to an automatic investment plan, or transactions reported in brokerage trade confirmations or account statements that are provided to the USCG no later than 30 days after the end of the applicable calendar quarter.

Non-Access Persons are not required to report holdings or transactions in reportable funds.

E. MONITORING OF PERSONAL SECURITIES TRANSACTIONS

The USCG reviews personal securities transactions to identify possible violations of the Code of Ethics. Violations to this policy will be reported to and reviewed by management and disciplinary action may be taken, up to and including dismissal.

F. OVERSIGHT COMMITTEE

The BGI Code of Ethics Oversight Committee addresses Code of Ethics violations and other issues. Violations may be considered material and recorded as such on employees' records.

VI. ADOPTION AND APPROVAL OF BGI CODE OF ETHICS

The USCG presents the BGI Code of Ethics for approval to the US Risk and Compliance Committee.

In addition, the BGI Code of Ethics is presented to the Board of Directors or Trustees of all funds for which BGFA is the investment advisor. This is done at the initiation of investment advisory services provided by BGFA to the fund, and no later than six months after a material change to the Code of Ethics has been adopted. In connection with each approval, BGFA certifies to the board that it has adopted procedures reasonably necessary to prevent Access Persons from materially violating the BGI Code of Ethics.

BGFA provides to each such fund's board a written report describing issues, material violations, and sanctions, and certifies to the board that procedures have been adopted that are intended to prevent Access Persons from violating the BGI Code of Ethics. This report and certification are submitted at least annually.

VII. RECORDKEEPING REQUIREMENTS

BGI follows the recordkeeping practices outlined below:

o A copy of the current Code of Ethics, as well as copies of all Codes of Ethics that were in effect at any time within the past five years, is maintained in an easily accessible place.

o A record of any violation of the Code of Ethics, and of any action taken as a result of the violation, is maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

o A copy of all written acknowledgements and certifications received pursuant to section V.C.1 and 2 above.

o A copy of each personal account statement, trade confirmation and any information provided in lieu of a report is retained for five years, the latest two years in an easily accessible location.

o A record of all persons, currently or within the past five years, who are or were required to make reports, and who are or were responsible for reviewing these reports is retained in an easily accessible location.

o A copy of each report submitted to a fund board pursuant to the Code of Ethics is maintained for at least five years after the end of the fiscal year in which it is made, the latest two years in an easily accessible location.

o A record of any decision to approve and the reasons supporting the decision to approve the acquisition by employees of IPOs and private placements is maintained for at least five years after the end of the fiscal year in which the approval is granted.

                                   APPENDIX A

                             REPORTING REQUIREMENTS

The reports required from Access Persons and Non-Access Persons described in
Section V.D of the Code of Ethics must include:

Holdings reports:

      o Name of broker-dealer or other financial institution with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit

      o     Title of security

      o     Type of security

      o     Exchange ticker symbol or CUSIP number (if applicable)

      o     Number of shares

      o Principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership

      o     Date of submission of list to the USCG

Transaction reports:

      o     Date of each transaction

      o Name of broker-dealer or other financial institution with or through which the transaction was effected

      o     Title of security

      o     Exchange ticker symbol or CUSIP number (if applicable)

      o     Interest rate or maturity date (if applicable)

      o Nature of transaction (purchase, sale or other type of acquisition or disposition)

      o     Number of shares

      o     Price of security at which transaction was effected

      o     Principal amount of each reportable security involved

      o     Date of submission of report to the USCG

      o For reportable funds, only discretionary transactions need be reported